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                                                                       EXHIBIT 6











                           DEKALB GENETICS CORPORATION
                              POLICY AND PROCEDURE
                      REGARDING REIMBURSEMENT OF EMPLOYEES
                    FOR PARACHUTE PAYMENT TAXES AND EXPENSES





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                           DEKALB GENETICS CORPORATION
                              POLICY AND PROCEDURE
                      REGARDING REIMBURSEMENT OF EMPLOYEES
                    FOR PARACHUTE PAYMENT TAXES AND EXPENSES

                                TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
                                    ARTICLE I

Purpose and Effective Date ...............................................     1

                                   ARTICLE II

Definitions ..............................................................     1
    Section 2.1.  Definitions ............................................     1
    Section 2.2.  Gender and Number ......................................     2

                                   ARTICLE III

Benefits .................................................................     2
    Section 3.1.  Entitlement to Gross-Up Payments by the
       Company ...........................................................     2
    Section 3.2.  Procedures for Determinations ..........................     3
    Section 3.3.  Claims of Internal Revenue Service and
       Contesting Such Claims ............................................     4
    Section 3.4.  Receipt of Refunds .....................................     5

                                   ARTICLE IV

Withholding Taxes ........................................................     6

                                    ARTICLE V

Reimbursement of Expenses ................................................     6

                                   ARTICLE VI

Effective Date, Scope,
Amendment and Termination of Policy ......................................     6

                                   ARTICLE VII

No Right to Employment ...................................................     7

                                  ARTICLE VIII

Successors ...............................................................     7



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

                                   ARTICLE IX

Notices .................................................................      7

                                    ARTICLE X

Company's Obligations ...................................................      8

                                   ARTICLE XI

Administration of this Policy ...........................................      8
    Section 11.1.  In General ...........................................      8
    Section 11.2.  Regulations ..........................................      8
    Section 11.3.  Claims Procedure .....................................      8

                                   ARTICLE XII

Miscellaneous ...........................................................     10
    Section 12.1.  Headings .............................................     10
    Section 12.2.  Severability .........................................     10
    Section 12.3.  Governing Law ........................................     10
    Section 12.4.  Successors and Assigns ...............................     10



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                           DEKALB GENETICS CORPORATION
                              POLICY AND PROCEDURE
                      REGARDING REIMBURSEMENT OF EMPLOYEES
                    FOR PARACHUTE PAYMENT TAXES AND EXPENSES



                                    ARTICLE I

                           PURPOSE AND EFFECTIVE DATE

                  In connection with their employment by the Company or subsidiaries of the Company, employees and former employees may receive payments or distributions from the Company or its subsidiaries that may be subject to the excise tax imposed by Section 4999 of the Code or may, due to such employment, be subject to such tax with respect to other amounts. The purpose of this Policy is to "make whole" employees and former employees for (i) such taxes (and penalties and interest with respect thereto), (ii) the expenses of determining whether such taxes apply to such payments, distributions and other amounts, and
(iii) the taxes, penalties, interest and expenses that employees and former employees incur with respect to amounts provided to them pursuant to this Policy. The effective date of this Policy is January 1, 1998.


                                   ARTICLE II

                                   DEFINITIONS

                  SECTION 2.1. DEFINITIONS. When used in this Policy, the words and phrases below have the following meanings unless the context clearly otherwise requires:

                  (a) "Change in Control" shall mean any "change in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company as defined for purposes of
         Section 280G of the Code.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (c) "Committee" shall mean the committee appointed by the Board of Directors of the Company to administer this Policy.

                  (d) "Company" shall mean DEKALB Genetics Corporation and any other corporation or other entity surviving or


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         resulting from any merger or consolidation of the Company or transfer of all or substantially all of the assets of the Company.

                  (e) "Eligible Person" shall mean any individual who is or might be at any time subject to, or is at any time assessed by the Internal Revenue Service for, the excise tax imposed by Section 4999 of the Code with respect to any payment or distribution by an Employer to or for the benefit of such individual or with respect to any other amount resulting from compensation, benefits, or any other remuneration provided by an Employer to such individual (including but not limited to any amount in connection with the acceleration of the exercisability of any stock option regarding stock of the Company).

                  (f) "Employer" shall mean the Company, any corporation that is directly or indirectly, a wholly-owned subsidiary of the Company, and any other corporation or other entity surviving or resulting from any merger or consolidation of any such wholly-owned subsidiary of the Company.

                  (g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (h) "Policy" shall mean this DEKALB Genetics Corporation Policy and Procedure Regarding Reimbursement of Employees for Parachute Payment Taxes and Expenses.

                  SECTION 2.2. GENDER AND NUMBER. The masculine gender whenever used herein shall refer to and include the feminine gender, and the singular number shall include the plural and the plural number the singular.


                                   ARTICLE III

                                    BENEFITS

                  SECTION 3.1. ENTITLEMENT TO GROSS-UP PAYMENTS BY THE COMPANY. Notwithstanding anything to the contrary, including but not limited to the terms of any agreement between any Employer and any Eligible Person, if it shall be determined that any payment or distribution by an Employer to or for the benefit of an Eligible Person (excluding however any additional payments required under this Policy), or any other amount resulting from compensation, benefits or any other remuneration provided by an Employer to an Eligible Person (including but not limited to any amount in connection with the acceleration of the exercisability of any stock option regarding stock of the Company)(any such


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payment, distribution or other amount, a "Payment") is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Eligible Person with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Eligible Person shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Eligible Person of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Eligible Person retains an amount of the Gross-Up Payment equal to the Excise
Tax imposed upon the Payment.

                  SECTION 3.2. PROCEDURES FOR DETERMINATIONS. Subject to the provisions of Section 3.3, all determinations required to be made under this
Article 3, including whether and when a Gross- Up Payment is required with respect to a Payment and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm appointed by the Eligible Person after the Eligible Person provides the Company with notice of such appointment (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Eligible Person. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross- Up Payment, as determined pursuant to this Article III, shall be paid by the Company to the Eligible Person within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Person with respect to a Payment, the Eligible Person may request the Accounting Firm to furnish the Eligible Person with a written opinion that failure to report the Excise Tax on the Eligible Person's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Person. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company with respect to a Payment should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 3.3 concerning an Excise Tax related to such Payment and the Eligible Person thereafter is required to make a payment of any such Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, however such amount shall be increased by additional amounts calculated in a manner consistent


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with the calculations described in Section 3.1 due to any additional interest, penalties or taxes incurred by the Eligible Person due to the initial determination by the Accounting Firm, and any such Underpayment (as so increased) shall be promptly paid by the Company to or for the benefit of the Eligible Person.

                  SECTION 3.3. CLAIMS OF INTERNAL REVENUE SERVICE AND CONTESTING SUCH CLAIMS. The Eligible Person shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Excise Tax, Gross-Up Payment or Underpayment. Such notification shall be given as soon as practicable but no later than 10 business days after the Eligible Person is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Person shall not pay such claim prior to the expiration of the 30-day period following the date on which the Eligible Person gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Person in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Person shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim,

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (c) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Person harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at


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its sole option, either direct the Eligible Person to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Person shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Eligible Person to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Person on an interest-free basis and shall indemnify and hold the Eligible Person harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Person with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross- Up Payment or Underpayment would be payable hereunder and the Eligible Person shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


                  SECTION 3.4. RECEIPT OF REFUNDS. If, after the receipt by the Eligible Person of an amount advanced by the Company pursuant to Section 3.3 regarding a claim of the Internal Revenue Service, the Eligible Person becomes entitled to receive, and receives, any refund with respect to such claim, the Eligible Person shall (subject to the Company's complying with the requirements of Section 3.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Person of an amount advanced by the Company pursuant to Section 3.3 regarding a claim of the Internal Revenue Service, a determination is made that the Eligible Person shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Person in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment or Underpayment required to be paid.








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                                   ARTICLE IV

                                WITHHOLDING TAXES

                  The Company may withhold from all payments due to the Eligible Person (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.


                                    ARTICLE V

                            REIMBURSEMENT OF EXPENSES

                  If any contest or dispute shall arise involving the failure or refusal of the Company to perform fully in accordance with the terms of the Policy, the Company shall reimburse the Eligible Person, on a current basis, for all legal fees and expenses, if any, incurred by the Eligible Person in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Eligible Person's claims in such contest or dispute, the Eligible Person shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Eligible Person pursuant to this Article V.



                                   ARTICLE VI

                             EFFECTIVE DATE, SCOPE,
                       AMENDMENT AND TERMINATION OF POLICY

                  This Policy shall be effective as of January 1, 1998; provided, however, that this Policy shall apply only with respect to Excise Taxes arising due to a Change in Control occurring after December 31, 1997. The Company reserves the right to, and shall, by action of its Board of Directors, at any time without any necessary prior notice to or approval of any employee or former employee, amend or terminate this Policy in any particular manner; provided, however, that no such amendment or termination shall without the consent of an Eligible Person adversely affect the benefits or rights provided, or to be provided, hereunder (determined without regard to any such amendment or termination) to such Eligible Person in connection with Excise Taxes that are or might be payable with respect to a Change in Control that occurs prior to, or within one year after, such amendment or termination.



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                                   ARTICLE VII

                             NO RIGHT TO EMPLOYMENT

                  Nothing in this Policy shall be deemed to entitle any Eligible Person to continued employment with any Employer. If an Eligible Person's employment with an Employer shall terminate, the Eligible Person shall continue to be entitled to benefits and rights as set forth in this Policy.


                                  ARTICLE VIII

                                   SUCCESSORS

                  This Policy shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Policy shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. No rights, obligations or liabilities of an Eligible Person hereunder shall be assignable, other than by a transfer by an Eligible Person's will or by the laws of descent and distribution, without the prior written consent of the Company.


                                   ARTICLE IX

                                     NOTICES

                  For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed, if to the Eligible Person, to his home address last on file with the Company or such other address furnished in writing by the Eligible Person to the Company, and, if to the Company, to the President of the Company; provided, however, that an Eligible Person may send notice to the Company by sending such notice by facsimile to the President of the Company and any notice sent in such manner shall be deemed to be delivered when so sent.






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                                    ARTICLE X

                              COMPANY'S OBLIGATIONS

                  The Company's obligation to make any payments provided for in this Policy and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Eligible Person or others. However, to the extent that an Eligible Person fails to provide the Company notice as required by Section 3.3, or fails to comply in any other manner with the requirements of Section 3.3, and any such failure results in a significant disadvantage to the Company with respect to its desire to contest a claim (as provided in Section 3.3), the Company shall have no obligation to make payments otherwise provided for in this Policy to the extent it is reasonably likely that such payments would have been avoided if such disadvantage had not existed. If the Company fails to promptly make any payment to the Eligible Person required hereunder, the Company shall pay such amount together with interest in an amount based on the prime rate at the First National Bank in DeKalb from time to time in effect.


                                   ARTICLE XI

                          ADMINISTRATION OF THIS POLICY

                  SECTION 11.1. IN GENERAL. This Policy shall be administered by the Committee, which shall be the "named fiduciary" and "administrator" (as those terms are used in ERISA) of this Policy. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits to a named administrator or administrators.

                  SECTION 11.2. REGULATIONS. The Committee shall promulgate any rules and regulations which it deems necessary in order to carry out the purposes of this Policy or to interpret the terms and conditions of this Policy, provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of this Policy. The rules, regulations and interpretations made by the Committee shall be final and binding on any employee or former employee of an Employer.

                  SECTION 11.3. CLAIMS PROCEDURE. The Committee shall determine the rights of any employee or former employee of an Employer to any payment hereunder. The Committee has the sole and absolute power and authority to interpret and apply the provisions of this Policy to a particular circumstance, construe


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uncertain or disputed terms and make eligibility and benefit determinations. Any employee or former employee of an Employer who believes that he is entitled to receive a payment under this Policy, including a payment other than that initially determined by the Committee, may file a claim in writing with the Committee. No later than 90 days after the receipt of a claim the Committee shall either allow or deny the claim in writing.

                  A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include:

                  (a)      the specific reason or reasons for the denial;

                  (b) specific reference to pertinent Policy provisions on which the denial is based;

                  (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                  (d)      an explanation of the claim review procedure.

                  A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of his claim:

                  (a) request a review upon written application to the Committee;

                  (b)      review pertinent documents; and

                  (c)      submit issues and comments in writing.

                  The Committee shall notify the claimant of its decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The Committee's decision on review shall be final and binding on any employee or former employee of an Employer or any successor in interest of either.





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                                   ARTICLE XII

                                  MISCELLANEOUS

                  SECTION 12.1. HEADINGS. Headings of Articles and Sections in this instrument are for convenience only, and do not constitute any part of this Policy.

                  SECTION 12.2. SEVERABILITY. If any provision of this Policy or the rules and regulations made pursuant to this Policy are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Policy.

                  SECTION 12.3. GOVERNING LAW. This Policy shall be construed and enforced in accordance with ERISA and the laws of the State of Illinois to the extent such laws are not preempted by ERISA.

                  SECTION 12.4. SUCCESSORS AND ASSIGNS. This Policy shall be binding upon and inure to the benefit of the Employers and their successors and assigns and shall be binding upon and inure to the benefit of the Eligible Persons and their legal representatives, heirs and assigns. No rights, obligations or liabilities of an Eligible Person hereunder shall be assignable, other than by a transfer by an Eligible Person's will or by the laws of descent and distribution, without the prior written consent of the Company.


                  IN WITNESS WHEREOF, this Policy has been executed on this 8th day of May, 1998.



                                                DEKALB GENETICS CORPORATION


                                                BY: /s/ John H. Witmer, Jr.
                                                   ----------------------------

                                                Title: Senior Vice President
                                                      ------------------------


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